Rule 424(b)(1) Prospectus
                                                Registration No. 333-89979

PROSPECTUS

                   1,871,116 Shares of Common Stock


                CANTERBURY INFORMATION TECHNOLOGY, INC.


     The Shareholders of Canterbury Information Technology, Inc. named in this Prospectus are offering and selling up to 1,871,116 shares of Common Stock, $.001 par value, under this Prospectus. We anticipate that the selling shareholders will offer shares of Common Stock for private or public sale on the NASDAQ National Market at the prevailing market prices on the date of sale or at privately negotiated prices. The Company will not receive any part of the proceeds from such sales, but will pay all expenses of this Offering which are estimated to be $25,000.

                         ----------------------
     Our common stock is traded on the NASDAQ National Market under the symbol "CITI". On October 22, 1999, the closing price of our Common Stock was $2.75 per share as reported by the NASDAQ Automated Quotation System.
                         ----------------------

     Any investment in the Common Stock offered under this Prospectus involves a high degree of risk. See "Risk Factors" commencing on Page 3.

     Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          The date of this Prospectus is November 15, 1999.

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of Canterbury Information Technology, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the shares.


                  WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public from the SEC's web site at "http://www.sec.gov." In addition, we maintain a web site on the Internet at "http://www.canterburyciti.com."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares under this Prospectus:

1. Annual Report on Form 10-K for the fiscal year ended November 30, 1998, which was filed on March 15, 1999.
2. Form 10-Q for the fiscal quarter ended February 28, 1999, which was filed on April 15, 1999.
3. Form 10-Q for the fiscal quarter ended May 31, 1999, which was filed on July 15, 1999.
4. Form 10-Q for the fiscal quarter ended August 31, 1999, which was filed on October 20, 1999.
4. Form 8-K for date of event August 13, 1999, which was filed on August 20, 1999.

You may request a copy of this filing, at no cost, by writing or telephoning our Vice President and Chief Financial Officer at the following address:

Kevin McAndrew, CPA
Canterbury Information Technology, Inc.
1600 Medford Plaza
Route 70 & Hartford Road
Medford, New Jersey 08055
 (609) 953-0044

This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have not authorized anyone else to provide you with different information.

The selling shareholders may not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

The Company's main corporate office is located at 1600 Medford Plaza, Route 70 & Hartford Road, Medford, New Jersey, 08055, (609) 953-0044.




                      FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included in this Prospectus regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under "Risk Factors," including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf are expressly qualified in their entirety by this paragraph.

                             RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. Please also note that there may be other risks and uncertainties not presently known to us or that we currently deem immaterial. If any of the following or such other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

1.   No assurance as to future profitable operations.

     There is no assurance that the Company will generate net income or successfully expand its operations in the future. The Company cannot predict with any certainty the success or failure of its operations.

2.   We depend on our senior management to operate and grow

     We believe that our success depends to a significant extent on the efforts and abilities of certain of our senior management, in particular those of Stanton M. Pikus, President and Chief Executive Officer; Kevin McAndrew, Executive Vice President and Chief Financial Officer; and Jean Pikus, Vice President - Operations and Secretary.

     The loss of Mr. Pikus, Mr. McAndrew, Ms. Pikus or certain other key employees could have a material adverse affect on the Company. Therefore, we maintain key man life insurance policies and employment agreements with each key employee. We have insurance policies on the following officers for the following amounts:

     Corporate Officer                  Amount of Policy
     Stanton M. Pikus                   $1,000,000
     Kevin J. McAndrew                  $1,000,000
     Jean Z. Pikus                      $   500,000


3. Our executive officers can influence control over our business and policies.

     Stanton M. Pikus, the Company's President and Chief Executive Officer, owns of record and controls beneficially 7% of the Company's Common Stock and is in a position to substantially influence the election of a majority of the Company's directors, and otherwise control the Company.

4.   We face substantial competition from other training companies.

     We compete with a great variety of computer training and management training companies such as Executrain and New Horizons as well as divisions of large corporations such as IBM. Many of our competitors are much larger and have greater development, marketing and financial resources. Additional competitors utilize non traditional delivery systems such as the internet, video conferencing and computer based training. Future competition is expected to be more intense, especially with the increasing utilization of both home computers and internet based training. To a great extent, such competition is defined by pricing, quality and customer satisfaction.

5. We may depend on additional financing in the event of restricted cash flow

      If the Company is not successful in generating cash flow from its operations sufficient to sustain its operations, the Company may need to secure additional financing to develop and maintain its business. There can be no assurance that additional financing, either through the sale of equity or placement of debt, will be available on terms acceptable to the Company.

6.   No dividends and none anticipated.

     The Company has not paid any cash dividends, nor does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. The Company's loan agreement with the principal lender prohibits the payment of dividends without its written consent.

7. Sales of substantial amounts of our common stock could decrease our stock price.

     Approximately 3,288,500 of the Company's presently outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and thus may only be sold in compliance with an exemption from registration under the Securities Act or pursuant to a registration statement under the Securities Act. A sale of shares by shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Common Stock. Excluding any options that could be exercised, the Company, as of the date of this Prospectus, had issued and outstanding 9,508,138 shares of its common stock, of which approximately 3,288,500 shares would be restricted securities. (See "Principal Shareholders.")

8. Authorization of preferred stock may discourage takeovers and depress stock price.

     The Company's Amended Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Capital Stock. In addition, the issuance of such preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or changes in control of the Company. We do not have any Preferred Stock issued at this time. There can be no assurance that the Company will not do so in the future. Other than the authorization of "blank check" preferred stock, the Company does not have any other provisions in the Company's Certificate of Incorporation, Stock Option Plans, and/or Employment Agreements which may have an anti-takeover effect. The issuance of preferred stock with anti-takeover provisions may discourage bidders form making offers at a premium to the market price. In addition, the mere existence of an anti-takeover device may have a depressive effect on the market price of the Company's stock.

9.   Our share price may be volatile in the future.

     Our stock price has been, and in the future is expected to be, volatile. We expect to experience market fluctuation as a result of a number of factors, including, but not limited to, current and anticipated results of operations, our future offerings or those of our competitors and factors unrelated to our operating performance. The trading price of our Common Stock may also vary as a result of changes in our business, operations, or financial results, the prospects of general market and economic conditions and other factors.

10.  We could risk delisting from NASDAQ stock market

     Our stock is currently traded on the NASDAQ National Market, and we are in compliance with all maintenance criteria. If our common Stock cannot remain listed on the NASDAQ National Market, we would seek to have it listed on the NASDAQ Small Capitalization Market, although we give no assurance that this will occur.

     If our Common Stock was delisted from trading on the NASDAQ Stock Market ("NASDAQ") altogether, trading, if any, would be conducted in the over-the-counter market. It would be traded in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. and consequently an investor will likely find it more difficult to dispose of, or to obtain accurate quotations as to the price of our Common Stock.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations set forth by the commission generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

     In addition, if the Common Stock is not quoted on NASDAQ, or if the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Common Stock would be covered by Rule 15g-9 set forth under the Exchange Act for non-NASDAQ and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     If our common Stock becomes subject to the regulations applicable to penny stocks, the market liquidity for our Stock could be adversely affected. In such event, the regulations on penny stock could limit the ability of broker/dealers to sell our Common Stock and thus the ability of purchasers of our Stock to sell their securities in the secondary market.

11. The failure to be Year 2000 compliant could materially adversely effect us.

     The Year 2000 date issue arises from the fact that many computer programs use only two digits to identify a year in a date field. We have reviewed our products and key financial operations systems, and where required, have developed plans to ensure that our products and computer systems continue to function properly. If we fail to develop the necessary plans for the computer systems to continue to function properly, our business, financial condition and results of operations may be materially adversely affected. The Year 2000 date issue could also adversely impact our financial condition and results of operations if our suppliers, customers and other businesses fail to address this issue successfully.

                              THE COMPANY

     Canterbury Information Technology operates computer training companies. We also operate a management training company and a software development company. We have grown by making acquisitions.

     Canterbury Information Technology was incorporated in the Commonwealth of Pennsylvania on March 19, 1981 and later qualified to do business in the State of New Jersey in April, 1985.

COMPUTER TRAINING SERVICES

     In June, 1994, Canterbury Information Technology acquired Computer Applications Learning Center (CALC), a New Jersey based computer training company. The name was changed to CALC/Canterbury Corp. Since 1983 CALC/Canterbury has trained corporate employees at training centers in New York and New Jersey. CALC/Canterbury also teaches at many corporate locations.

     CALC/Canterbury is a Microsoft Certified Technical Education Center
(CTEC) and a Lotus Authorized Education Center (LAEC) as well as an authorized training center for SBT and Corel software.

     CALC/Canterbury offers more than 500 technical and application classes. Listed below are the types of courses offered by CALC/Canterbury:

*    Operating Systems
*    Train-the-Trainer
*    Microsoft Windows NT
*    Microsoft Office 2000
*    Word Processing
*    Spreadsheets
*    Accounting Software
*    Database Management
*    Presentation Graphics
*    E-Mail
*    Contact Management
*    Project Management
*    Network Concepts
*    Lotus Notes
*    Internet & World Wide Web
*    Microsoft Certified Technical Classes
*    Lotus Domino & Notes Certified Technical Classes
*    Non-certified Technical Classes

     CALC/Canterbury is also a technology services provider as well as a corporate trainer. We have formed strategic business partnerships with systems integrators, technical staffing companies and courseware providers to offer multiple services and products to our clients.

HARDWARE/SOFTWARE SALES AND NETWORK DESIGN

     On October 18, 1999, USC/Canterbury Corp., a wholly owned subsidiary of Canterbury, purchased the business and certain assets of U.S. Communications, Inc.

     USC/Canterbury Corp. provides a broad range of information technology services that include hardware, software, training, network design and management, and is a premier value added reseller to mid-size companies and state and local government agencies.

     The Company predominantly resells Hewlett-Packard personal computers and servers as stand-alone desktops, workstations, and complete networks. Virtually no inventory is maintained.
USC/Canterbury Corp. can ship from their wholesale suppliers to the client within 48 hours after acceptance of order. Since the Company has relationships with almost a half-dozen master distributors, management is able to satisfy client demand quickly and still obtain the best possible pricing in this viciously competitive hardware marketplace.

     USC/Canterbury Corp.'s training services include technical and applications software training as well as Internet-based training programs. The USC/Canterbury Corp. training facility is in USC/Canterbury Corp.'s Annapolis office. The Company is authorized by Microsoft as an "Authorized Technical Education Center" and is believed to be the only such center in the greater Annapolis market. The primary focus has been toward Microsoft NT certification courses, but other courses are offered as the demand calls for them.

The company has approximately 300 clients that include:

*    Prince William County
*    City of Baltimore, Maryland
*    Calvert County Public Schools
*    Carroll County Board of Education
*    Maryland Environmental Services
*    Nationswide Insurance.

MANAGEMENT TRAINING

     In September of 1993, Canterbury Information Technology acquired Motivational Systems, a New Jersey-based management and sales training company. The name was changed to MSI/Canterbury. Since 1970, MSI/Canterbury has trained managers and sales professionals from many Fortune 1000 companies.

MSI/Canterbury conducts seminars in:

*    Executive development and coaching
*    Communications and personal growth
*    Sales training
*    Management and interpersonal development training
*    Problem solving/management consulting
*    Project management

SOFTWARE DEVELOPMENT

     In May of 1997, Canterbury Information Technology acquired ATM Technologies, Inc. (ATM), a Texas-based software consulting and development company. The name was changed to ATM/Canterbury. ATM/Canterbury has been in business since 1984, and specializes in PC-based record management systems. The software developed uses Barcodes as the primary means of data entry allowing clients with large file rooms and/or inventory to:

*    Eliminates lost records and increases productivity
*    Quickly locates records
*    Lowers human resource costs
*    Tracks and locates archived files
*    Generates status reports in minutes
*    Designs and prints labels on demand

EMPLOYEES

     As of August 29, 1999, we, including all subsidiaries, had 141 employees: 84 full-time employees and 57 part-time employees.

DESCRIPTION OF PROPERTIES

     We own land in Bedminster, New Jersey which was acquired as part of a previous acquisition. It is not used as part of our business operation. All other facilities, including our administrative offices, branch locations and sales offices, are leased. The aggregate annual rental payments under leases will approximate $1,285,000 in fiscal year 1999.
     The following table sets forth the locations, including square footage:


Location                                Square Footage

Canterbury Information Technology            4,200
1600 Medford Plaza
Medford, New Jersey  08055

ATM/Canterbury Corp.                         3,700
16840 Barker Springs, Suite C300
Houston, TX  77084

MSI/Canterbury                               1,800
400 Lanid Drive
Parsippany, New Jersey  07054

USC/Canterbury Corp.                         2,000
801 Compass Way, Suite 205
Annapolis, Maryland 21401

CALC/Canterbury                              23,500
500 Lanid Drive
Parsippany, New Jersey  07054

CALC/Canterbury                              4,200
780 Third Avenue, Concourse Level One
New York, New York  10017

CALC/Canterbury                              6,000
Woodbridge Place, Gill Lane at Route 1
Iselin, New Jersey  08830

CALC/Canterbury                              5,926
Park 80 West Plaza
Saddlebrook, New Jersey  07663

CALC/Canterbury                              7,000
55 Broadway
New York, New York  10006


                            USE OF PROCEEDS

     All net proceeds from the sale of Common Stock under this Prospectus will go to the shareholders who offer and sell their shares. Accordingly, the Company will not receive any proceeds from such sales.

                         SELLING SHAREHOLDERS

     The following shares covered by this Prospectus were issued by the Company in Private Placements to certain selling shareholders with registration rights, which are now being exercised. 850,000 shares were sold for an aggregate purchase price of $603,500 at $.71 per share; 470,589 shares were sold for an aggregate purchase price of $500,000 at $1.0625 per share. The offer and sale by the Company of this common stock to the selling shareholders were made under an exemption from the registration requirements of the Security Act provided in Section 4(2). For certain investment advisory services, as well as a finder's fee for these Private Placements, the Company issued Comsight Holdings, Inc. an aggregate of 197,059 shares. On October 18, 1999, the Company acquired the business and assets of U.S. Communications, Inc., a wholly owned subisidary of Condor Technology Solutions, Inc. 292,468 shares of the Registrant's common stock was issued to U.S. Communications, Inc. as set forth in the Asset Purchase Agreement with registration rights for an aggregate purchase price of $850,000 at $2.9068 per share. 69,000 of the shares are common stock underlying stock options that were issued by the Company to William N. Levy for legal services performed in prior years. The Company desires to register the underlying common stock of these options as an incentive for continued future services.

     We agreed to register the Common Stock that was issued to the selling shareholders. Our registration of the Common Stock does not necessarily mean that the selling shareholders will sell all or any of their shares. None of the selling shareholders, except Mr. Levy who is general counsel for the Company, has had a material relationship with the Company within the past three years except as a result of the ownership of the shares or other securities of the Company.

     The following table shows:
     (i)  the name of the selling shareholders;
     (ii) the number of shares of Common Stock beneficially owned by the selling shareholders;
     (iii) the aggregate number of shares of Common Stock to be sold by each shareholder from time to time under this Prospectus; and
     (iv) the number of shares beneficially owned after the sale of all of the shares offered under this Prospectus.

     This information is based upon information provided by the selling shareholders. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time.


Name of Selling     Shares Beneficially       Shares to be Sold      Shares Beneficially
Shareholder      Owned Prior to the Offering   In the Offering     Owned After the Offering
-------------------------------------------------------------------------------------------
Swiss Medical
Products Corporation     100,000                  100,000               0
Floridinos               138,732                  138,732               0
Vivie Matheos            100,000                  100,000               0
Basbun Food Corp.        100,000                  100,000               0
OPI Products
(Far East) Ltd., LLC     100,000                  100,000               0
Rockets Red Glare, Inc.  100,000                  100,000               0
Empresas Flagler         211,268                  211,268               0
Comsight Holdings, Inc.  197,059                  197,059               0
Chivas Holdings, Ltd.    188,236                  188,236               0
Chivas Holdings, Ltd.    282,353                  282,353               0
U.S. Communications,
  Inc.                   292,468                  292,468               0
William N. Levy, Esquire  77,000                        0          77,000*


*Mr. Levy has 100,001 stock options, none of which are included in this amount. However, 69,000 shares of common stock underlying 69,000 stock options is being registered herewith. Mr. Levy's exercise prices for his options are $.531 per share for 35,000 options, $ 1.375 per share for 20,000 options and $1.560 per share for 14,000 options. The option termination dates range from May 17, 2003 to August 26, 2004.


     As of the date of this Prospectus, we have issued 9,508,138 shares of our common stock and no shares of our preferred stock.

                         PLAN OF DISTRIBUTION

     The selling shareholders may offer their shares of Common Stock at various times in one or more of the following transactions:

     - ordinary brokers transactions, which may include long or short sales;
     -   transactions involving cross or block trades on the NASDAQ
National Market;
     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own account pursuant to this Prospectus;
     - through market makers or in ways not involving market makers or established trading markets;
     -   through transactions in options, swaps or other derivatives;
     -   through hedging or option transactions or with broker-dealers;
or
     -   in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers may receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents.
Usual and customary brokerage fees may be paid by the selling shareholders. The Company does not have knowledge of any existing arrangements between any selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock. The selling shareholders do not have to sell any or all of their shares.

                             LEGAL MATTERS

     Our legal counsel, Levy & Levy, P.A., has rendered an opinion to the effect that the Common Stock offered for resale pursuant to this Prospectus is duly and validly issued, fully paid and non-assessable.
William N. Levy, Esq., a partner in this firm, is a non-affiliate stockholder and an option holder of Canterbury Information Technology, Inc.

                                EXPERTS

     The consolidated financial statements of Canterbury Information
Technology, Inc. incorporated by reference in Canterbury Information
Technology, Inc.'s Annual Report (Form 10-K) for the year ended November
30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       DESCRIPTION OF SECURITIES

Description of Common Stock

     Holders of Common Stock are entitled to one vote per share on all matters requiring a vote of shareholders. The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Shares of Common Stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares in the event of a subsequent offering. All outstanding shares of Common Stock are duly authorized and validly issued, fully paid and non-assessable and free of pre-emptive rights.

Non-Cumulative Voting

     The Common Stock does not have cumulative voting rights which means that the holders of more than fifty percent of the Common Stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so.

Description of Preferred Stock

     The Company is authorized to issue a new class or classes of up to 50,000,000 shares of Preferred Stock. The Board of Directors will have the authority to issue the Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any classes or series of the designation of such classes or series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, which might otherwise benefit the Company's shareholders, and affecting the voting and other rights of the holders of Common Stock.

     There are no ongoing negotiations or discussions concerning the issuance of any Preferred Stock. The Class A, B C and D Preferred
Stock was previously issued and are now fully retired. Currently, we have no intention of issuing any other class of Preferred Stock.

Reports to Shareholders

     We will issue annual reports to our shareholders examined by independent auditors as soon as practicable at the end of each fiscal year. The Company will also issue quarterly reports to our shareholders.

Transfer Company and Registrar

     The Transfer Agent and Registrar for the Common Stock of the
Company is American Stock Transfer and Trust Company, 6201 15th
Avenue, Brooklyn, New York, 11219.


                            INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this Prospectus.



                           TABLE OF CONTENTS
                                                                  Page
Where You Can Find More Information  . . . . . . . . . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . 9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .11
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Description of Securities. . . . . . . . . . . . . . . . . . . . . .12
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .12




     Until February 15, 2000, all dealers effecting transactions in these registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters.


                           1,871,116 Shares

                            of Common Stock

                           ($.001 Par Value)


                        CANTERBURY INFORMATION
                           TECHNOLOGY, INC.



                          ===================
                          P R O S P E C T U S
                          ===================

                           November 15, 1999
 =====================================================================


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